EXHIBIT 10.1
CONFIDENTIAL
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release ("Agreement") is entered into by and between HOME FEDERAL BANK, a federally chartered savings bank (hereinafter referred to as the “Bank”), P. O. Box 5000, Sioux Falls, South Dakota 57117-5000, the operating subsidiary of HF Financial Corp. (the “Holding Company”) and Natalie A. Sundvold (the “Employee”).
RECITALS
Employee has been employed by the Bank as its Senior Vice President/Service & Support pursuant to an Employment Agreement dated March 27, 2013 (“Employment Agreement”). The purpose of this Agreement is to set forth the terms and conditions under which Employee and the Bank agree to end their employment relationship consistent with the terms of the Employment Agreement.
AGREEMENT
In consideration of the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Separation. Employee's position as an employee of the Bank shall hereby end effective as of 09/13/2013. Employee acknowledges receiving 60 days advance written notice of her termination without Cause pursuant to paragraph 5(b) of her Employment Agreement.
2.     Final Wages. Employee shall receive a final payroll earnings check, including accrued but unused PTO, which fully compensates Employee through 09/13/2013. It is agreed that such payment shall be made by the Bank to Employee in accordance with the Bank’s regularly scheduled payroll dates and procedures. The Bank shall deduct from the foregoing applicable withholdings, including FICA and Federal and State income tax. Employee acknowledges and agrees that Employee is not entitled to or owed any additional compensation from the Bank, except as may be specified herein.
3.     Bank Sponsored Plans.
(a)     Medical and Dental Coverage. Commencing 10/01/2013, Employee may elect to continue to participate in the group medical and dental insurance programs, as allowed by law and the terms of those benefit plans. A COBRA notice more specifically advising Employee of Employee's rights will be timely forwarded to Employee. In exchange for the terms of this Agreement, if Employee timely elects to continue her coverage pursuant to COBRA, the Bank shall subsidize Employee’s premiums for medical and dental coverage until the earlier of March 31, 2014, or the date on which Employee is no longer eligible for COBRA coverage, at the level of coverage that Employee had as of 09/13/2013 and as if Employee remained employed by the Bank. Employee shall remain responsible for payment of Employee’s share of the premiums and is hereby obligated to pay her share of each COBRA premium by the first day of each month for which such coverage is in force, or by the date on which she elects coverage, whichever is later. The Bank’s obligation to subsidize a portion of the COBRA premiums shall terminate if Employee fails to pay Employee’s share of the COBRA premium in the manner previously specified, and such obligation shall not thereafter be reinstated. If Employee reduces the level of coverage under the plan (e.g., from family to single), the Bank will subsidize premiums only for reduced coverage for the remainder of the time period set forth above and will not increase the subsidy if Employee later increases the level of coverage under the plan. The Bank will continue to subsidize the COBRA continuation coverage as set forth only so long as Employee is otherwise entitled to COBRA coverage for a particular benefit (e.g., with respect to major medical coverage, the subsidy shall cease at such time as Employee acquires other group health coverage without preexisting conditions limitations that affect her). Employee shall promptly notify the Bank if Employee becomes eligible for any other group coverage or if Employee otherwise becomes ineligible for COBRA coverage. After the time that the Bank ceases to subsidize the COBRA coverage, Employee may choose to continue such coverage as permitted under COBRA at Employee’s own expense for the remaining months (if any) of the applicable COBRA continuation period. The parties agree that the group medical and dental insurance premium subsidy contemplated by this Agreement is not intended to and does not create a retiree health plan covering any other employees.
(b)     Other Plan Participation. Employee's disability insurance, if any, will be cancelled as of 09/13/2013. According to the terms of the Long-Term Incentive Plan and Employee’s 2013 Cash Award Agreement, all unvested awards held by Employee are forfeited upon termination of employment effective 09/13/2013. As to all stock options and stock appreciation rights held by Employee which vested by their terms before the effective date of termination of employment, Employee may exercise such options or rights only within the three-month period following Employee’s termination date as set forth in the 2002 Stock Option and Incentive Plan. According to the terms of the Short-Term Incentive Plan and the 2013 Addendum I thereto, Employee’s accrued FY2013 award shall be paid in cash following completion and acceptance of the Bank’s annual audit. As set forth in paragraph 5(f) of the Employment Agreement, Employee’s rights to compensation under both the Long-Term Incentive Plan and the Short-Term Incentive Plan for FY2014 are forfeited upon termination of employment on 09/13/2013.
4.     Severance Payment. Pursuant to paragraph 5(f)(ii) of Employee’s Employment Agreement, Employee shall as severance pay continue to be paid Employee’s monthly base salary for a six (6) month period; such payments made on the Bank’s regularly scheduled bi-weekly pay dates and each payment less applicable withholdings. As also set forth in paragraph 5(f)(ii) of the Employment Agreement, the first payment shall be made on the first day of the third month coincident with or next following the Employee’s termination of employment and shall include all monthly payments theretofore due as severance. Employee understands that this severance compensation is effective and will be paid only if Employee signs this Agreement within 21 calendar days after initially receiving it and does not rescind as described in paragraph 11. Employee understands and agrees that these severance payments shall not be subject to retirement plan or deferred compensation plan contribution election by Employee or matching contribution by the Bank.
5.     Consideration. Employee specifically acknowledges and agrees that the COBRA subsidy set forth in paragraph 3, the severance compensation set forth in paragraph 4, and the release from the noncompetition agreement set forth in paragraph 16 constitutes full and adequate consideration for this Agreement and that, if Employee does not sign this Agreement, rescinds pursuant to paragraph 11, or breaches any of Employee's obligations contained in this Agreement at any time, the Bank shall have no obligation to provide this consideration.
6.     Release. In exchange for the consideration stated and acknowledged herein, Employee including anyone who has or obtains any legal rights or claims through or from Employee, hereby unconditionally releases and discharges the Bank and its affiliates and related entities, specifically including without limitation HF Financial Corp., predecessors, successors, (collectively “the Bank and its Affiliates”), any Bank or Affiliate pension, welfare or other employee benefit plan, and the Bank’s and Affiliates’ owners, officers, directors, shareholders, members, partners, employees, agents, consultants, representatives, attorneys, trustees, administrators, and any entity affiliated with any of the foregoing, from any and all past or present claims, demands, obligations, actions, causes of action, damages, costs, debts, liabilities, expenses and compensation of any nature, whether for compensatory or punitive damages, and whether based in tort, contract, or other theory of recovery (collectively the "Claims" and individually a "Claim"), including but not limited to any Claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (ERISA)(other than vested benefits under a retirement plan), each as may have been amended, or any other federal, state, or local law, including without limitation, the South Dakota Human Relations Act, and Claims based on wrongful discharge, breach of an implied or express contract, promissory estoppel, emotional distress, defamation, misrepresentation, fraud, public policy, common law, good faith and fair dealing, negligence, invasion of privacy, retaliation, or any other Claim that Employee now has or that may hereafter arise out of the relationship between the parties to date, including the termination of Employee's employment, whether known or unknown, foreseen or unforeseen, at the time of signing this Agreement. Employee states and represents the Employee has not and agrees to not institute any lawsuit against or otherwise sue the Bank or its Affiliates or any of those named in this paragraph based on any Claim relating in any way to Employee’s relationship with the Bank or its Affiliates up to the time of signing this Agreement. In the event that any such Claim or action has been or is asserted by Employee or anyone acting directly or indirectly on Employee’s behalf, Employee agrees that this release includes a complete waiver of any right to money damages or other individual remedies or relief awarded by a court or any governmental agency, including the Equal Employment Opportunity Commission or similar state agency with which Employee may file a charge or participate in an investigation notwithstanding the terms of this release and promise not to sue. The foregoing release and promise not to sue shall not apply to and shall not affect the parties’ right to enforce, or under the Older Workers Benefit Protection Act challenge the enforceability of, the terms of this Agreement; to seek remedy for breach of this Agreement; to assert claims which cannot legally be waived under applicable law; or to subsequently assert any Claim arising from acts occurring after the date of signing this Agreement.
7.     Return of Property. Employee agrees to return promptly all files, documents, manuals or property of any kind, whether in written, electronic, computerized or other form, in Employee's possession or control relating to, or constituting the property of, the Bank, its Affiliates, their employees, or customers including, but not limited to, all office keys, credit cards, access cards, security cards, office equipment, cellular phones, computer hardware, software products, agreements or Bank or Affiliate products or prototypes. Employee acknowledges that this obligation is continuing and agrees to promptly return to the Bank any subsequently discovered property as described above. Employee further agrees to permanently delete from any personal electronic media in Employee’s possession, custody, or control, such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, and the like, all documents or electronically stored images, sound recordings, data, or data compilations containing any proprietary, privileged, confidential or trade secret information belonging to or relating to the Bank or Affiliates, their employees, or customers. Employee further agrees to make Employee's personal computer available to Bank upon its reasonable request for review of information, data, records and files stored therein, and to allow Bank to retrieve or destroy, at Bank's discretion, any and all such information, data, records or files constituting the property of Bank. Employee agrees to repay to the Bank within 30 calendar days following Employee’s separation date the amount, if any, of any permanent or temporary compensation advances paid to Employee and the balance, if any, owing by Employee on any credit cards for which the Bank is a guarantor.
8.     Non-Disparagement. Employee agrees not to make any defamatory or disparaging remarks or comments about the Bank or its Affiliates or related companies, or any of the foregoing entities' directors, officers, employees, or products or services in any respect, including without limitation any such defamatory or disparaging remarks made on or through social media sites or blogs such as Facebook, LinkedIn, MySpace, or Twitter.
9.     Cooperation. Employee agrees to be reasonably available for consultation with and assistance to Bank or Affiliate representatives during the six-month severance period with respect to matters and issues within Employee's job responsibilities or knowledge during Employee's employment by the Bank. Employee acknowledges and agrees that such cooperation with the Bank is necessary for a proper and orderly transition and that the consideration set forth herein fully compensates Employee for this reasonable cooperation.
10.     Consideration of Agreement. Employee may consider this Agreement prior to signing for up to 21 calendar days from the date (i.e. 09/5/2013) Employee receives it. Employee understands, however, that Employee is free to sign and return this Agreement at any time within the 21-day period. The parties agree that any changes in this Agreement made prior to signing whether material or not do not restart the 21-day period for consideration.
11.     Rescission. Employee may rescind and revoke this Agreement within seven (7) calendar days after signing it to assert claims under the Age Discrimination in Employment Act. To be effective, the rescission or revocation must be in writing and hand-delivered or mailed to the Bank, c/o Stephen M. Bianchi, 225 South Main Avenue, Sioux Falls, SD 57104, within the 7-day period. If mailed, the rescission or revocation must be (a) postmarked within the 7-day period, (b) properly addressed as set forth in the preceding sentence, and (c) sent by Certified Mail, Return Receipt Requested. If delivered by hand, it must be given to Mr. Bianchi within the 7-day period. Should Employee choose to rescind this Agreement, all terms hereof are canceled and thereby ineffective. Employee must sign and return this Agreement, if at all, so that the Agreement is effective (taking into account the rescission period provided for in this paragraph 11) by no later than the twenty-eighth (28th) calendar day following the date Employee received this Agreement.
12.     Non-Admission. The Bank, and all those named in paragraph 6 above, expressly deny any and all liability to Employee and the parties agree that nothing in this Agreement is intended to be, nor shall be deemed to be, an admission of liability or wrongdoing, an admission of the existence of any facts upon which liability or wrongdoing could be based, or a waiver of any defense to any such liability or wrongdoing.
13.     Third Party Claims. Employee agrees that Employee will not voluntarily assist any third party regarding claims or litigation against the Bank or its Affiliates. Employee agrees to promptly notify the Bank and provide it a copy, prior to responding, if Employee is served with or otherwise receives any subpoena or any other legal process, demand or request seeking Employee’s testimony or the production of other evidence or other information. Notwithstanding the foregoing, Employee is not prohibited from participating in any investigation conducted by the EEOC or similar state agency.
14.     Merger. Except as set forth in paragraph 16 below, this Agreement and any employee benefit plans in which Employee is a participant supersede all prior oral and written agreements and communications between the parties regarding the subject matter hereof.
15.     Confidentiality. Employee agrees to keep the terms and conditions of this Agreement strictly confidential and not disclose them to any person other than Employee's immediate family, taxing authorities, attorneys, or accountants as necessary or as required by law or regulatory authority. Employee understands and agrees that any disclosure in violation of this confidentiality agreement made by or through Employee, or those listed in the preceding sentence, constitutes a material breach of this Agreement. Employee agrees to not introduce this Agreement in any litigation or proceeding involving the Bank, except any action to enforce, or challenge the enforceability of, the terms of this Agreement. This provision does not prohibit Employee from providing truthful information to any governmental entity.
16.     Restrictive Covenant Terms in Employment Agreement.  Employee acknowledges that paragraphs 7 and 8 of Employee’s Employment Agreement contain restrictive covenants regarding nonsolicitation and nondisclosure. Employee understands and agrees that those provisions of the Employment Agreement are incorporated by reference herein and continue to remain in full force and effect following the termination of Employee’s employment according to their terms. In exchange for the terms of this Agreement, the Bank releases Employee from the restrictive covenant regarding noncompetition set forth in paragraph 6 of Employee’s Employment Agreement.
17.     Breach. If Employee breaches any of Employee's obligations contained in this Agreement, including without limitation the restrictive covenant provisions set forth in paragraphs 7 and 8 of the Employment Agreement which are incorporated by reference in paragraph 16 above, all contingent amounts paid to Employee hereunder or yet to be paid pursuant hereto, shall be considered unearned and, at the election of the Bank and as consistent with applicable law, be either not paid and forfeited, or if previously paid, returned to the Bank. This provision shall not prevent the Bank from pursuing its other remedies and seeking damages for breach of this Agreement. Employee shall be responsible for the payment of the Bank’s reasonable attorney fees and costs of litigation incurred in successfully enforcing the terms of this Agreement. Employee acknowledges that breach by Employee of the provisions of this Agreement, particularly paragraphs 6, 7, 8, 9, 13, 15, and 16, will cause the Bank irreparable harm that is not fully remedied by monetary damages. Accordingly, Employee acknowledges that the Bank may seek injunctive relief regarding Employee’s breach or threatened breach of the terms of this Agreement without posting a bond or other security, in addition to any other available legal or equitable remedies. Employee agrees that both damages at law and injunctive relief shall be proper modes of relief and are not to be considered alternative remedies.
18.     Severability and Blue Penciling. Employee agrees that the scope and terms of this Agreement are reasonable and that it is Employee’s intent and desire that this Agreement be enforced to the fullest extent permissible. In case any one or more of the provisions of this Agreement (other than its release provisions) should be determined invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, Employee and the Bank specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law and/or public policy.
19.     Assignment. This Agreement shall be binding upon Employee’s heirs, administrators, representatives, or executors. No assignment of this Agreement shall be made by Employee, and any such purported assignment shall be null and void. This Agreement may be assigned by the Bank to any successor or assignee.
20.     Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of South Dakota, without regard to conflicts of laws provisions.
21.     Waiver. No term or condition of this Agreement shall be deemed to have been waived except by a statement in writing signed by the party against whom the enforcement of the waiver is sought. The waiver by the Bank of the breach or nonperformance of any provision of this Agreement by Employee will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Agreement or any similar agreement with any other employee.
22.     Voluntary and Knowing Action. Employee acknowledges that Employee has read and understands the terms of this Agreement and that Employee is voluntarily and without duress entering into this Agreement with full knowledge of its implications. In that this Agreement establishes certain legally enforceable rights and obligations, the Bank expressly advises Employee to consult with an attorney prior to signing this Agreement.
23.     Section 409A. Notwithstanding any other provision of this Agreement to the contrary, Employee and the Bank agree that the payments hereunder shall be exempt from, or satisfy the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner that will preclude the imposition of penalties described in Code Section 409A. Payments made pursuant to this Agreement are intended to satisfy the short-term deferral rule or separation pay exception within the meaning of Code Section 409A. Employee and the Bank agree that this Agreement shall be interpreted to the extent possible to be exempt from or satisfy the requirements described above. Employee’s termination of employment shall mean a “separation from service” within the meaning of Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Code Section 409A; provided, that in no event shall the Bank have any obligation to indemnify Employee from the effect of any taxes under Code Section 409A.
IN WITNESS WHEREOF, the parties have caused this Separation Agreement and Release to be executed on the date set forth below.
HOME FEDERAL BANK

Dated: September 24, 2013	By: /s/ Stephen M. Bianchi
Stephen M. Bianchi
Its: President and Chief Executive Officer

Dated: September 24, 2013	By: /s/ Natalie A. Sundvold
Natalie A. Sundvold

/s/ NS
1                 Employee Initial